FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2006-AA6

TERMS AGREEMENT
(to Underwriting Agreement,
dated February 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc.	New York, New York
4000 Horizon Way	September 25, 2006
Irving, Texas 75063

Lehman Brothers Inc. (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust 2006-AA6, Mortgage Pass-Through Certificates, Series 2006-AA6 Certificates (the “Series 2006-AA6 Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2006-AA6 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-132046). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pools: The Series 2006-AA6 Certificates shall evidence the entire beneficial ownership interest in three pools (the “Mortgage Pools”) of primarily 30-year adjustable rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of September 1, 2006 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pools: Approximately $410,097,126 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Pool I and Pool III shall be 360 months. The original term to maturity of each Mortgage Loan in Pool II shall range between 240 and 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, pass-through rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

Class	Class Principal Balance (or Notional Amount*)	Pass-Through Rate	Class Purchase Price Percentage
I-A-1	$ 10,944,000.00	Variable(1)	102.460937500%
I-A-2	$ 788,000.00	Variable(1)	102.460937500%
I-A-IO	N/A (2)	Variable(1)	N/A
I-A-R	$ 100.00	Variable(1)	102.460937500%
II-A-1	$333,038,000.00	Variable(1)	101.816406300%
II-A-2	$ 24,006,000.00	Variable(1)	101.816406300%
II-A-IO	N/A (2)	Variable(1)	N/A
III-A-1	$ 14,443,000.00	Variable(1)	101.695312500%
III-A-2	$ 1,041,000.00	Variable(1)	101.695312500%
III-A-IO	N/A (2)	Variable(1)	N/A

(1)	The pass-through rates for the Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.

(2)	Notional amount.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, September 29, 2006 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of at least “AAA” from each of Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., and Fitch, Inc.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

LEHMAN BROTHERS INC.

By: ___________________
Name:
Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By: ______________________________
Name: Alfred Chang
Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By: ______________________________
Name: Terry L. McCoy
Title: Executive Vice President